Exhibit 5

               AMENDMENT NO. 4 TO RIGHTS AGREEMENT

This AMENDMENT NO. 4, dated as of March 14, 1999, is between Fleet Financial Corp., a Rhode Island corporation (the "Company"), and Fleet National Bank, a national banking association (the "Rights Agent").

                     W I T N E S S E T H  T H A T :

WHEREAS, the Company and the Rights Agent are parties to a certain Rights Agreement, dated as of November 21, 1990, as amended by a First Amendment to Rights Agreement dated February 28, 1991, a Second Amendment to Rights Agreement dated July 12, 1991, and a Third Rights Agreement dated February 20, 1995, which agreement as amended is hereby incorporated by reference herein and made a part hereof (as amended, the "Agreement"); and

WHEREAS, BankBoston Corporation, a Massachusetts corporation ("BankBoston") and the Company propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which BankBoston will merge with and into the Company (the "Merger"), and a related Stock Option Agreement by and between the Company, as issuer, and BankBoston, as grantee (the "Option Agreement"), which agreements have been approved by the Company's Board of Directors; and

WHEREAS, the Board of Directors of the Company has determined that an amendment to the Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing;

WHEREAS, such amendment is permitted pursuant to Section 27 of the Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the Agreement is hereby amended as follows:

1. Section 1 of the Rights Agreement is supplemented to add the following definitions in the appropriate locations:

            "BankBoston" shall mean BankBoston Corporation, a Massachusetts corporation.

            "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of March 14, 1999, by and between the Company and BankBoston, as it may be amended from time to time.


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            "Merger" shall have the meaning set forth in the
            Merger Agreement.

            "Option Agreement" shall mean the stock option agreement, dated as of March 14, 1999, by and between the Company, as issuer, and BankBoston, as grantee, as it may be amended from time to time.

2. Paragraph (aa) of the definition of "Acquiring Person" in Section 1(a) of the Agreement shall be amended and restated to read in its entirety as follows:

      ; and (aa) BankBoston shall not become an "Acquiring Person" solely by means of (i) the execution and delivery of the Merger Agreement, which provides for the merger of BankBoston with and into the Company, (ii) execution and delivery of the Option Agreement, which grants BankBoston the right to acquire 113,127,918 shares of Common Stock (or such greater number of shares of Common Stock provided by the anti-dilution provisions of the Option Agreement) at an exercise price of $44.75 per share under certain circumstances, (iii) the consummation of the Merger or the other transactions contemplated in connection with the Merger Agreement and the Option Agreement, including the exercise of the option granted under the Option Agreement.

             3. Section 3(a) of the Agreement is amended to add the following sentence at the end thereof:

      Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of (i) the execution and delivery of the Merger Agreement, (ii) the execution and delivery of the Option Agreement, and (iii) the consummation of the Merger or the other transactions contemplated in connection with the Merger Agreement and the Option Agreement, including the exercise of the option granted under the Option Agreement.

4. Section 13 of the Agreement is amended to add the following paragraph at the end thereof:

      Notwithstanding anything in this Agreement to the contrary, none of (i) the execution and delivery of the Merger Agreement (ii) the execution and delivery of the Option Agreement, or (iii) the consummation of the Merger or the other transactions contemplated in connection with the Merger Agreement and the Option Agreement, including the exercise of the option granted under the Option Agreement, shall be deemed to be events of the


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      type described in the first sentence of this Section 13 or cause the
      Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 13.

5. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

            6. Except as modified and amended hereby, the Agreement shall remain in full force and effect and is in all other respects ratified and confirmed.

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to be duly executed as of the day and year first above written.

                                          FLEET FINANCIAL GROUP

                                          /s/ H. Jay Sarles
                                          -----------------
                                          Name:  H. Jay Sarles
                                          Title:  Vice Chairman and Chief
                                                  Administrative Officer

                                          FLEET NATIONAL BANK

                                          /s/  William C. Mutterperl
                                          ---  ---------------------
                                          Name:  William C. Mutterperl
                                          Title:  Senior Vice President